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Pricing Supplement No. 14 Dated March 26, 1997 Filed Pursuant to: Rule 424(b)(3)
(To Prospectus dated February 1, 1996 and                   File No.: 33-65431
Prospectus Supplement dated March 28, 1996)

                         FIRST CHICAGO NBD CORPORATION
                          MEDIUM-TERM NOTES, SERIES G


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
Date of Issue: 4/01/97             [ ]Fixed Rate    [_]Commercial Paper Rate Note  [_]LIBOR Reuters
Maturity Date: 4/01/03             [X]Senior        [_]CD Rate Note                [X]LIBOR Telerate
                                   [ ]Subordinated  [_]CMT Rate Note               [_]Prime Rate Note
                                                    [_]LIBOR Note                  [_]Treasury Rate Note
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Principal Amount: $50,000,000.00

Issue Price (As a Percentage of Principal Amount): 100%

Interest Rate/Initial Interest Rate: Not available

Interest Payment Dates: Third Wednesday of March, June, September and December
                        of each year

Interest Reset Dates: Third Wednesday of March, June, September and December of
                      each year

Index Maturity:  90 days

Designated CMT Maturity Index:

Spread: +15 basis points

Spread Multiplier: None

Minimum Interest Rate: None

Maximum Interest Rate: None

Interest Payment Period: April 1, 1997 to June 18, 1997 and quarterly thereafter, up to but excluding the interest payment due

Interest Rate Reset Period: April 1, 1997 to June 18, 1997 and quarterly thereafter, up to but excluding the interest payment date

Redemption Date(s) or Period: On any interest payment date on or after April 3,
                              2000

Optional Repayment Date(s): None

Calculation Agent (If Applicable): The First National Bank of Chicago


Additional Terms:

This Pricing Supplement may be used by First Chicago Capital Markets, Inc. ("FCCM"), a wholly owned subsidiary of the issuer, in connection with offer and sales related to secondary market transactions in the Notes. FCCM may act as principal or agent in such transactions. Such sales will be made at prices related to the prevailing market prices at the time of sale.